Exhibit 99.1

NEWS RELEASE

For more information contact:

Investor Relations:

Michael J. Kraupp 435.634.3212

Corporate Communications:

Marissa Snow 435.634.3548

FOR IMMEDIATE RELEASE: May 11, 2011

SkyWest, Inc. Names Bradford R. Rich President
Jerry C. Atkin Remains Chairman of the Board and Chief Executive Officer

ST. GEORGE, UT, PRNewswire/ — SkyWest, Inc. (NASDAQ: SKYW) announces the appointment of Bradford R. Rich to President of SkyWest, Inc. (the “Company”), effective immediately. As part of the Company’s restructuring, Michael J. Kraupp is appointed Chief Financial Officer and Treasurer, and Eric J. Woodward is appointed Chief Accounting Officer. This evolution of executive leadership positions at the holding company ensures that its collective resources continue to match the extensive and growing reach of all of its entities and international investments.

“This strategic movement within our leadership team was endorsed by the Board of Directors to enhance the progress of all entities as SkyWest, Inc. continues to grow,” said Jerry C. Atkin, Chairman of the Board and CEO. “Brad’s immense experience, passion and dedication to all SkyWest stakeholders make him the ideal candidate for the additional responsibilities associated with his new role.” Atkin continued, “We have a rich talent pool at all entities, and part of our renewed focus will be to effectively tap into that talent to ensure SkyWest, Inc. continues to create the best value in the business for our employees, our customers, and all stakeholders.”

“I am optimistic about the future and look forward to leading this talented team of industry professionals,” said Rich. “We are well-positioned to move forward productively and enhance each operation as we work together with a focus on our strategic objectives.”

As President, Rich will oversee the strategic development and operational and financial performance for all of the entities and investments associated with SkyWest, Inc. Russell “Chip” Childs, President and COO — SkyWest Airlines, and Bradford R. Holt, President and COO — Atlantic Southeast Airlines, will report directly to Rich.

Additionally, as part of the restructure, SkyWest, Inc. appoints Wade Steel as Vice President — Controller of SkyWest Airlines and Kevin Wade as Vice President-Controller of Atlantic Southeast Airlines.

In his new role as Chief Financial Officer and Treasurer, Kraupp will oversee structured finance, fleet planning, information technology, investor and banking relations, benefits, risk management, and overall treasury functions. He will report to Rich.

With his promotion to Chief Accounting Officer, Woodward will be responsible for the accounting, reporting, SEC compliance, financial analysis, corporate taxation and internal controls of the Company. He will also report to Rich.

Atkin joined the Company in 1974 as the Company’s Director of Finance. In 1975, he assumed the office of President and Chief Executive Officer. In June 1991 he was elected Chairman of the Board, and has led the Company from annual revenues of under $1 million to more than $3.5 billion.

With nearly 24 years of experience at the financial controls of the Company, Rich has served as Chief Financial Officer of SkyWest since 1991. In this capacity, he has led the negotiations for some of the Company’s most significant strategic moves, including the acquisition of Atlantic Southeast Airlines in 2005 and the recent acquisition of ExpressJet.

SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast Airlines, based in Atlanta, Georgia, are wholly owned subsidiaries of SkyWest, Inc. ExpressJet Airlines is a wholly owned subsidiary of Atlantic Southeast Airlines. SkyWest Airlines operates under contractual agreements with United Airlines, Inc., Delta Air Lines, Inc., Alaska Airlines and AirTran Airways. Atlantic Southeast operates under contractual agreements with Delta Air Lines and United Airlines. ExpressJet operates under contractual agreements with Continental Airlines and United Airlines. System-wide, SkyWest, Inc. serves a total of approximately 276 cities in the United States, Canada, Mexico and the Caribbean, with over 3,900 daily departures.

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